As filed with the Securities and Exchange Commission on November 13, 2000

                                              Registration No. 333-40862-02
---------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                       POST-EFFECTIVE AMENDMENT NO. 2
                                     TO
                                  FORM S-4
                                     ON
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                        NORTHROP GRUMMAN CORPORATION
           (Exact name of registrant as specified in its charter)

          DELAWARE                                        95-1055798
      (State or other                                  (I.R.S. Employer
      jurisdiction of                                 Identification No.)
      incorporation or
       organization)

                           1840 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067
                               (310) 553-6262

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            --------------------

                               JOHN H. MULLAN
                   CORPORATE VICE PRESIDENT AND SECRETARY
                           1840 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067
                               (310) 553-6262

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            --------------------

                                  COPY TO:

                           THOMAS W. CHRISTOPHER
                           FRIED, FRANK, HARRIS,
                             SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      --------------------------------

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
    TITLE OF         AMOUNT TO        PROPOSED         PROPOSED      AMOUNT OF
SECURITIES TO BE      TO BE        MAXIMUM OFFERING     MAXIMUM     REGISTRATION
   REGISTERED      REGISTERED(1)   PRICE PER SHARE     AGGREGATE        FEE
                                                    OFFERING PRICE
--------------------------------------------------------------------------------
Common Stock, par     147,316            (3)              (3)           (3)
value $1.00 per      shares(2)
share
--------------------------------------------------------------------------------

(1) The number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consisting of 147,316 shares of Common Stock reserved for issuance upon the conversion into Common Stock of 8 1/2% Convertible Subordinated Debentures due 2004 of Comptek Research, Inc. Registrant assumed the obligation to issue shares of Common Stock upon conversion of the debentures pursuant to a First Supplemental Indenture, dated as of November 7, 2000, among Registrant, Comptek Research and The Bank of New York, as Trustee (the "Trustee"), to an Indenture, dated as of March 24, 1999, between Comptek Research and the Trustee. The First Supplemental Indenture was entered into in connection with the merger of Yavapai Acquisition Corp., a wholly owned subsidiary of Registrant, with and into Comptek Research.

(3) Not applicable. All filing fees payable in connection with the issuance of these securities were paid in connection with the filing of the Registrant's Registration Statement on Form S-4 (No. 333-40862) filed July 6, 2000.

                              EXPLANATORY NOTE

     On August 31, 2000, we acquired Comptek Research, Inc. pursuant to an Agreement and Plan of Merger, dated as of June 12, 2000, as amended, among us, Yavapai Acquisition Corp., a wholly-owned subsidiary of our company, and Comptek Research. In connection with the merger, we filed a Registration Statement on Form S-4 (No. 333-40862) registering the shares of Northrop Grumman common stock to be issued in connection with the merger. As a result of the merger, we were required, pursuant to the terms of the indenture, dated March 24, 1999, governing Comptek Research's 8 1/2% Convertible Subordinated Debentures due 2004, to enter into a supplemental indenture to provide, among other things, that the debentures will be convertible into Northrop Grumman common stock instead of Comptek Research common stock. Under the terms of the supplemental indenture, each $1,000 principal amount of the debentures is convertible into shares of Northrop Grumman common stock at an initial conversion price of $33.940693 per share, subject to further adjustment as provided in the indenture. As part of our Form S-4, we also registered up to 147,316 shares to be issued in connection with such conversion of the debentures.

     We are now amending our Form S-4, which was previously amended by Post-effective Amendment No. 1 on Form S-8 filed with the SEC on September 19, 2000, by filing this Post-effective Amendment No. 2 on Form S-3 in order to maintain an effective registration statement until such time as the Comptek Research debentures may be converted into shares of Northrop Grumman common stock. All such 147,316 shares of Northrop Grumman common stock were previously registered on the Form S-4 and are being transferred to the Form S-3. This Post-effective Amendment No. 2 does not replace but is in addition to Post-effective Amendment No. 1.

PROSPECTUS

                        NORTHROP GRUMMAN CORPORATION
                           1840 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067
                               (310) 553-6282

                147,316 Shares of Common Stock Issuable upon
          Conversion of 8 1/2% Convertible Subordinated Debentures

                       -----------------------------

     This prospectus relates to up to 147,316 shares of our common stock which we may issue upon conversion of the outstanding 8 1/2% Convertible Subordinated Debentures due 2004 of our subsidiary Comptek Research, Inc.

     You should carefully read this prospectus before you decide to acquire our common stock upon the conversion of these securities. Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NOC."

                       -----------------------------

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS
PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






             The date of this prospectus is November 13, 2000.

                             TABLE OF CONTENTS

                                                                       Page

About Northrop Grumman Corporation...................................... 1
Risk Factors............................................................ 2
Use of Proceeds......................................................... 3
Plan of Distribution.................................................... 3
Legal Matters........................................................... 3
Experts................................................................. 3
Where You Can Find More Information..................................... 4
Documents Incorporated By Reference..................................... 5

                             -----------------

     Certain statements and assumptions in portions of documents incorporated by reference in this prospectus, including Management's Discussion and Analysis and elsewhere in such documents, contain or are based on "forward-looking" information for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Such "forward-looking" information includes statements and assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses, and anticipated costs of capital investments. Our operations are subject to various risks and uncertainties resulting from our position as a supplier, either directly or as a subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies. Actual outcomes are dependent upon factors, including, without limitation, our successful performance of internal plans; government customers' budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance and the timing of deliveries under existing contracts; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; termination of government contracts; the outcome of political and legal processes; the results of acquisitions and divestitures and environmental remediation; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology, as well as other economic, political and technological risks and uncertainties.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                       -----------------------------

                     ABOUT NORTHROP GRUMMAN CORPORATION

General

     Northrop Grumman operates principally in the electronics, integrated systems and information technology segments of the defense industry. Northrop Grumman is a leading designer, systems integrator and manufacturer of military surveillance and combat aircraft, defense electronics and systems, airspace management systems, information systems, marine systems, precision weapons, space systems, and commercial and military aerostructures.

     Northrop Grumman's major electronics area includes airborne radar, such as fire-control radars for F-16 and F-22 fighters, B-1B bombers and AH-64D Apache helicopters, and the surveillance radar for the Air Force's Airborne Warning and Control System. Other defense electronics programs are BAT, an acoustically self-guided antiarmor submunition for the Army; space-based sensor systems, and airborne electronic countermeasures, which protect pilots and aircraft by disrupting enemy radar and hostile weapons systems. Northrop Grumman is a leader in airspace management systems and has produced more than 400 civilian air traffic control systems for surveillance of airborne and airport surface traffic in 12 countries.

     Major integrated systems programs include the Joint Surveillance Target Attack Radar System, a powerful airborne surveillance and target acquisition system for which Northrop Grumman is the prime contractor. Northrop Grumman also is prime contractor for the U.S. Navy's E-2C Hawkeye, an early warning and control aircraft, and the Navy's EA-6B Prowler, an electronic warfare aircraft. Northrop Grumman's major integrated systems programs also include the Air Force's B-2 stealth bomber, a long-range, strategic bomber that can penetrate sophisticated air defenses. Northrop Grumman is prime contractor for the B-2 program. Other aircraft programs are the Navy F/A-18 Hornet strike fighter and the Joint Strike Fighter. For the F/A-18, Northrop Grumman produces the center and aft fuselage, vertical tails and all associated subsystems as principal subcontractor to Boeing. On the Joint Strike Fighter program, Northrop Grumman is a member of the Lockheed Martin team working under one of two concept demonstration contracts awarded in 1996. The winner of this phase of the competition is scheduled to proceed to engineering and manufacturing development beginning in early 2001. Approximately 3,000 Joint Strike Fighters are planned for the U.S Air Force, Navy and Marine Corps, as well as the British Royal Navy.

     In August 1997, Northrop Grumman completed a merger with Logicon, a leading defense information technology company. Logicon, which operates as a Northrop Grumman subsidiary, provides military and commercial information systems and services for defense, civil and industrial customers. Its core markets include Command, Control, Communications and Intelligence (C/3/I), information technology, training and simulation, battle management and mission planning.

     In addition, Northrop Grumman designs, develops, operates and supports computer systems for scientific and management information. It provides systems integration and related information services for federal, state and local government agencies and private industry. Northrop Grumman also provides military base support functions and aircraft maintenance at a number of U.S. Government facilities.

     On July 24, 2000, Northrop Grumman closed the sale of its commercial aerostructures business to The Carlyle Group. As a result of this transaction we received approximately $668 million in cash and $175 million in the form of a note receivable and The Carlyle Group assumed $400 million in post-employment benefit liabilities. We expect to use the proceeds from this disposition for the repayment of debt and for general corporate purposes, including possible strategic acquisitions.

     Northrop Grumman's three reportable segments are its three operating units: Integrated Systems (IS), Electronic Sensors and Systems (ESS) and Logicon, the company's information technology sector. The IS segment includes the design, development and manufacturing of aircraft and aircraft subassemblies. The ESS segment includes the design, development, manufacturing and integration of electronic systems and components for military and commercial use. Logicon, the company's information technology segment, includes the design, development, operation and support of computer systems for scientific and management information.

     Additional information concerning Northrop Grumman is included in the Northrop Grumman reports incorporated by reference in this prospectus. See "Where You Can Find More Information."

     Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067. Our telephone number is (310) 553-6262.

Recent Developments

Acquisition of Comptek Research, Inc.
-------------------------------------

     On August 31, 2000, we acquired Comptek Research, Inc., which develops and integrates surveillance and communications systems used primarily for military applications, in a stock-for-stock transaction. The aggregate consideration paid to former Comptek Research shareholders consisted of approximately 1,775,906 shares of our common stock issued in exchange for approximately 6,344,788 outstanding shares of Comptek Research common stock at a conversion ratio of 0.2799 shares of our common stock for each share of Comptek Research common stock. In addition, former Comptek Research shareholders were paid cash in lieu of fractional shares of our common stock. We also assumed options to acquire approximately 598,277 shares of Comptek Research common stock which are exercisable into approximately 167,458 shares of our common stock.

     As a result of the merger, we were required, pursuant to the terms of the indenture, dated March 24, 1999, governing Comptek Research's 8 1/2% Convertible Subordinated Debentures due 2004 to enter into a supplemental indenture to provide, among other things, that the debentures will be convertible into Northrop Grumman common stock instead of Comptek Research common stock. Under the terms of the supplemental indenture, each $1,000 principal amount of the debentures is convertible into shares of Northrop Grumman common stock at an initial conversion price of $33.940693 per share, subject to further adjustment as provided in the indenture.

Acquisition of Federal Data Corporation
---------------------------------------

     On October 23, 2000, we acquired Federal Data Corporation for approximately $302 million. Federal Data is involved in systems integration and the provision of information technology products and services to agencies of the U.S. Government, and will be integrated with the operations of Logicon, Inc., our information technology sector.

Acquisition of Sterling Software (U.S.) Inc.
--------------------------------------------

     On October 31, 2000, we acquired Sterling Software (U.S.) Inc. for approximately $150 million. Sterling Software (U.S.) provides information technology services primarily to the defense and intelligence agencies of the U.S. Government. It will be integrated with the operations of Logicon.

                                RISK FACTORS

     You should consider carefully the following information in conjunction with the other information contained in this prospectus and the documents and risk factors incorporated by reference herein before deciding to acquire our common stock.

WE MAY FACE CHALLENGES IN INTEGRATING OUR RECENT ACQUISITIONS AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF SUCH ACQUISITIONS.

     The combination of Comptek Research, Inc., Federal Data Corporation and Sterling Software (U.S.) Inc. with Northrop Grumman involves the integration of four companies that have previously operated independently. We may not be able to integrate the operations of the acquisitions with our operations without encountering difficulties. The consolidation of functions, the integration of departments, systems and procedures and the relocation of staff may present management challenges. The integration may not be completed as rapidly as we expect to achieve the anticipated benefits of the mergers. The successful integration of Northrop Grumman and the recent acquisitions will require, among other things, integration of products and services, sales and marketing, information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management to the integration efforts and any difficulties encountered in combining operations could adversely affect the combined company's business.

THE SALE OF OUR COMMERCIAL AEROSTRUCTURES DIVISION MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS.

     On July 24, 2000, we closed the sale of our commercial aerostructures business to The Carlyle Group. This disposition may have a negative impact on our business, financial condition and operating results. In fiscal 1999, our aerostructures business generated approximately $1,379 billion in revenues and approximately $6 million in operating profits. The loss of these revenues and operating profits may have a material effect upon our financial results. As a result of this transaction we received approximately $668 million in cash and $175 million in face amount of a note receivable, and The Carlyle Group assumed approximately $400 million in post-employment benefit liabilities. We expect to use the proceeds from this sale for general corporate purposes, including the recently completed acquisitions of Federal Data Corporation and Sterling Software (U.S.) Inc. and other possible strategic acquisitions. Our application of these proceeds may not, however, offset the loss of revenues and operating profits from our commercial aerostructures business in the near term, or at all. We also expect to lose some important members of our management team as part of this disposition. In addition, our business reputation, as well as our relationships with various customers of our aerostructures business that will continue to be customers of our continuing businesses, may become more attenuated or otherwise deteriorate. Furthermore, those strategic acquisitions that we have made since the sale of our commercial aerostructures business or that we may undertake with the proceeds from this disposition may not work out well and may have an adverse effect upon our business and financial results.

                              USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the common stock being offered hereby. The Comptek Research debentures being converted will, upon issuance of the common stock, be extinguished.

                            PLAN OF DISTRIBUTION

     We will issue shares of our common stock upon conversion of the outstanding Comptek Research 8 1/2% Convertible Subordinated Debentures by the holders of the debentures.

                               LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by us, is a participant in various employee benefit plans offered to our employees generally and owns and has options to purchase shares of Northrop Grumman common stock.

                                  EXPERTS

     The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule incorporated in this prospectus by reference from Northrop Grumman's Current Report on Form 8-K dated August 8, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information as of March 31, 2000, June 30, 2000 and September 30, 2000 and for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999 and September 30, 2000 and 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman's Current Report on Form 8-K dated August 8, 2000 and Northrop Grumman's Quarterly Report on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     The consolidated financial statements and schedule of Comptek Research as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Comptek Research, Inc. and subsidiaries for the periods ended June 30, 2000 and 1999, incorporated by reference herein, KPMG LLP have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Comptek Research's quarterly report on Form 10-Q for the quarter ended June 30, 2000, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the procedures applied. KPMG LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC on a regular basis that contain financial information and results of operations. You may read and copy materials that we have filed with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330, or electronically through the SEC's Web Site at http://www.sec.gov.

     Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbols "NOC." Our SEC filings can also be read and obtained at the following addresses:

     The New York Stock Exchange        Pacific Exchange
     11 Wall Street                     301 Pine Street
     New York, NY  10005                San Francisco, CA  94104

     We furnish our shareholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

     We have filed a post-effective amendment on Form S-3 to a registration statement on Form S-4 (No. 333-40862) in order to maintain an effective registration statement until such time as the Comptek Research debentures may be converted into shares of Northrop Grumman Common Stock. This prospectus is part of that Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted as permitted by SEC rules. While complete in material respects, descriptions of documents in this prospectus are nonetheless summaries. Please refer to the full text of documents filed as exhibits for complete descriptions.

                    DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by Northrop Grumman with the SEC are hereby incorporated by reference:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed on February 24, 2000.

     o Quarterly Reports on Form 10-Q for the period ended March 31, 2000, as filed on May 9, 2000, for the period ended June 30, 2000, as filed on August 11, 2000, and for the period ended September 30, 2000, as filed on November 6, 2000.

     o Proxy Statement for the Annual Meeting of Stockholders held on May 17, 2000, as filed on April 3, 2000.

     o The description of Northrop Grumman's common stock set forth in Northrop Grumman's registration statement on Form 8-A filed by Northrop Grumman on September 22, 1988 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for purposes of updating the description.

     o Tender Offer Statement on Schedule TO, as filed on July 6, 2000, as amended.

     o    Current Report on Form 8-K as filed on August 8, 2000.

     o Registration Statement on Form S-4 (registration no. 333-40862) filed with the SEC on August 22, 2000, as amended.

     o    Post-Effective Amendment No. 1 to Form S-4 on Form S-8
          (registration No. 333-40862-01) filed with the SEC on September 19, 2000.

     The following documents filed by Comptek with the SEC are hereby incorporated by reference:

     o Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as filed on June 27, 2000 and as amended.

     o Quarterly Report on Form 10-Q for the period ended June 30, 2000, as filed on August 11, 2000.

     o The description of Comptek's common stock set forth in Comptek's registration statement on Form 8-A filed by Comptek on July 1, 1987 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description.

     o    Current Report on Form 8-K, as filed on June 12, 2000.

     o    Current Report on Form 8-K, as filed on June 22, 2000.

     o Solicitation/Recommendation Statement on Schedule 14D-9, as filed on July 6, 2000, as amended.


Subsequent Filings

     All documents filed by us and Comptek pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available without charge upon request to:

          Investor Relations                 Investor Relations
          Northrop Grumman Corporation       Comptek Research, Inc.
          1840 Century Park East             2732 Transit Road
          Los Angeles, California  90067     Buffalo, New York 14224
          (310) 553-6262                     (716) 677-4070

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Northrop Grumman Inc. will pay all expenses incident to the sale of shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee.........................    $ *
     Legal fees and expenses......................    $30,000
     Accounting fees and expenses.................    $ 3,000
     Miscellaneous expenses.......................    $     0

          Total...................................    $33,000
                                                      ============
*    Not applicable

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages in connection with the breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitation authorized by the DGCL, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy such duty of care. Although the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Northrop Grumman's certificate of incorporation limits the liability of directors to the corporation or its stockholders to the fullest extent permitted by the DGCL as in effect form time to time. Specifically, directors of Northrop Grumman will not be personally liable for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit.

     The bylaws of Northrop Grumman provide that the corporation shall indemnify its officers, directors and employees to the fullest extent permitted by the DGCL. Northrop Grumman believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of the indemnified parties.

     Northrop Grumman has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. Northrop Grumman has also purchased director and officer liability insurance.

ITEM 16.   EXHIBITS

     The following is a list of all exhibits filed as part of this registration statement:

Exhibit
Number      Exhibit Description
------      -------------------

2.1 Agreement and Plan of Merger, dated as of June 12, 2000, among Northrop Grumman Corporation, Comptek Research, Inc. and Yavapai Acquisition Corp (incorporated by reference to Annex B to Northrop Grumman's Registration Statement on Form S-4 (Reg. No. 333-40862) dated August 22, 2000).

2.1A First Amendment to Agreement and Plan of Merger, dated as of August 7, 2000, among Northrop Grumman Corporation, Comptek Research, Inc. and Yavapai Acquisition Corp. (incorporated by reference to Exhibit 2.1A to Northrop Grumman's Registration Statement on Form S-4 (Reg. No. 333-40862) dated August 22,
            2000).

2.2 Tender Agreement, dated as of June 15, 2000, among Yavapai Acquisition Corp. and the shareholders listed in the signature pages thereto (incorporated by reference to Annex C to Northrop Grumman's Registration Statement on From S-4 (Reg. No. 333-40862) dated August 22, 2000).

4.1         Specimen Common Stock Certificate (incorporated by reference to
            Exhibit 4.8 of Northrop Grumman's Registration Statement on Form S-3 (33-85633), dated August 20, 1999).

4.2 Indenture between Comptek Research, Inc. and Bank of New York, as Trustee, dated March 24, 1999 (incorporated by reference to Exhibit 4.1(a) to Comptek Research, Inc.'s Registration Statement on Form S-3 (Reg. No. 333-77045) dated April 26, 1999).

4.3* First Supplemental Indenture between Comptek Research, Inc., Northrop Grumman Corporation and Bank of New York, as
            Trustee, dated November 7, 2000.

5.1* Opinion of John H. Mullan regarding the validity of the securities being registered.

15.1* Letter from Independent Accountant regarding unaudited accounting information for Northrop Grumman.

15.2* Letter from Independent Accountant regarding unaudited accounting information for Comptek Research.

23.1*       Consent of Deloitte & Touche, LLP for Northrop Grumman.

23.2*       Consent of KPMG LLP for Comptek Research.

23.3 Consent of John H. Mullan (included in opinion filed as Exhibit 5.1).

24.1 Power of Attorney (incorporated by reference to Northrop Grumman's Registration Statement on Form S-4 (Reg. No. 333-40862) dated August 22, 2000)

----------
*  Filed herewith



ITEM 17.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in the City of Los Angeles, State of California on November 13, 2000.


                                    Northrop Grumman Corporation

                                    By: /s/ John H. Mullan
                                       ------------------------------------
                                                 John H. Mullan
                                                 Attorney in Fact*

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                   Title                       Date
           ---------                   -----                       ----

/s/ Kent Kresa                Chairman of the Board,          November 13, 2000
----------------------------     President and Chief
          Kent Kresa*            Executive Officer and
                                 Director (Principal
                                 Executive Officer)



/s/ Richard B. Waugh, Jr.     Corporate Vice President and    November 13, 2000
----------------------------     Chief Financial Officer
     Richard B. Waugh, Jr.*      (Principal Financial
                                 Officer and Principal
                                 Accounting Officer)



/s/ Jack R. Borsting             Director                     November 13, 2000
----------------------------
      Jack R. Borsting*



/s/ John T. Chain, Jr.           Director                     November 13, 2000
----------------------------
     John T. Chain, Jr.*



/s/ Vic Fazio                    Director                     November 13, 2000
----------------------------
         Vic Fazio*

           Signature                   Title                  Date
           ---------                   -----                  ----

/s/ Phillip Frost                Director                     November 13, 2000
----------------------------
        Phillip Frost*



/s/ Robert A. Lutz               Director                     November 13, 2000
----------------------------
       Robert A. Lutz*



/s/ Aulana L. Peters             Director                     November 13, 2000
----------------------------
       Aulana L. Peters*



/s/ John E. Robson               Director                     November 13, 2000
----------------------------
        John E. Robson*



/s/ Richard M. Rosenberg         Director                     November 13, 2000
----------------------------
     Richard M. Rosenberg*



/s/ John Brooks Slaughter        Director                     November 13, 2000
----------------------------
     John Brooks Slaughter*



/s/ Richard J. Stegemeier        Director                     November 13, 2000
----------------------------
     Richard J. Stegemeier*



                                 Director                     November 13, 2000
----------------------------
      Charles R. Larson


*By: John H. Mullan                                           November 13, 2000
    ------------------------
         Attorney in Fact
   * By authority of powers of
     attorney filed with this
     registration statement

                               EXHIBIT INDEX

Exhibit
Number   Exhibit Description                                     Location
------   -------------------                                     --------

2.1      Agreement and Plan of Merger, dated as of June       Incorporated
         12, 2000, among Northrop Grumman Corporation,        by reference.
         Comptek Research, Inc. and Yavapai Acquisition
         Corp.

2.1A     First Amendment to Agreement and Plan of Merger,     Incorporated
         dated as of August 7, 2000, among Northrop           by reference.
         Grumman Corporation, Comptek Research, Inc.
         and Yavapai Acquisition Corp.

2.2      Tender Agreement, dated as of June 15, 2000,         Incorporated
         among Yavapai Acquisition Corp. and the              by reference.
         shareholders listed in the signature pages thereto.

4.1      Specimen Common Stock Certificate.                   Incorporated
                                                              by reference.

4.2      Indenture between Comptek Research, Inc. and         Incorporated
         Bank of New York, as Trustee, dated March 24,        by reference.
         1999.

4.3      First Supplemental Indenture between Comptek         Filed herewith.
         Research, Inc., Northrop Grumman Corporation and
         Bank of New York, as Trustee, dated November 7,
         2000.

5.1      Opinion of John H. Mullan regarding the validity     Filed herewith.
         of the securities being registered.

15.1     Letter from Independent Accountant regarding         Filed herewith.
         unaudited accounting information (for Northrop
         Grumman).

15.2     Letter from Independent Accountant regarding         Filed herewith.
         unaudited accounting information (for Comptek
         Research).

23.1     Consent of Deloitte & Touche, LLP for Northrop       Filed herewith.
         Grumman.

23.2     Consent of KPMG LLP for Comptek Research.            Filed herewith.

23.3     Consent of John H. Mullan.                           Filed herewith.

24.1     Power of Attorney                                    Incorporated
                                                              by reference.